Exhibit 99-1

Energy East Corporation Announces 2002 Financial Results.
Company Records a 4th Quarter Restructuring Charge of $41 million.

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, January 31, 2003, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the 12 months ended December 31, 2002, were $1.44 compared to $1.61 for the 12 months ended December 31, 2001. Earnings per share for the quarter ended December 31, 2002, were 37 cents compared to 57 cents for the quarter ended December 31, 2001. Such earnings per share for the three months and twelve months periods include the nonrecurring items shown in the following table:
	Three Months		Twelve Months

Periods Ended December 31	2002	2001	2002	2001

Earnings Per Share, basic and diluted	$.37	$.57	$1.44	$1.61
Restructuring expenses	.17	-	.19	-
Writedown of investment in NEON Communications	-	-	..06	..39

Earnings per share, excluding nonrecurring items	$.54	$.57	$1.69	$2.00

The decrease in earnings, excluding nonrecurring items, for the 12 months ended December 31, 2002, is primarily the result of an electric rate reduction of $205 million ordered by the New York State Public Service Commission (NYPSC) for New York State Electric & Gas Corporation (NYSEG), the company's largest electric utility. This rate reduction, which became effective March 1, 2002, reduced 2002 earnings 50 cents per share. Other items that reduced earnings include: 16 cents per share for higher operating costs, such as the cost of merger integration efforts; 15 cents per share for fewer wholesale sales at lower market prices and 7 cents per share for a loss on early retirement of debt. Those decreases were significantly offset by increases of 29 cents per share due to lower natural gas costs, which includes the benefit of NYSEG's natural gas supply charge that went into effect October 1, 2002; 13 cents per share for higher electric deliveries (primarily residential and commercial) due to warmer summer weather in 2002 and colder winter weather in the fourth quarter of 2002; and 19 cents per share due to the elimination of goodwill amortization in 2002.

The decrease in earnings per share, excluding nonrecurring items, for the three months ended December 31, 2002, is primarily the result of 15 cents per share for NYSEG's electric price reduction effective March 1, 2002; 12 cents per share for higher operating costs, such as the cost of merger integration efforts; and 5 cents per share for fewer wholesale sales. Those decreases were significantly offset by increases of 16 cents per share for lower natural gas costs, which includes the benefit of NYSEG's natural gas supply charge that went into effect October 1, 2002; 11 cents per share for higher electric and natural gas deliveries (primarily residential and commercial) due to colder winter weather in 2002; and 4 cents per share due to the elimination of goodwill amortization in 2002.

In the fourth quarter of 2002 the company recorded a $41 million pre-tax restructuring charge related to its voluntary early retirement and involuntary severance programs. The restructuring expense would have been $36 million higher, however Rochester Gas and Electric Corporation was required by a NYPSC order approving RGS Energy Group, Inc.'s merger with Energy East to defer its portion of the restructuring charge for future recovery in rates. These programs, which are the result of a detailed integration effort the company undertook in 2002, are expected to result in a decline in overall employee headcount of approximately 650, or 8%, by April 30, 2003. This includes nearly 500 employees who accepted the voluntary early retirement program in December 2002.

The company also reported that due to the significant equity market declines over the past several years and revised actuarial assumptions including the discount rate used to compute its pension liability (reduced from 7% to 6.5%) and return on assets (reduced from 9% to 8.75%) it expects non-cash pension income for 2003 to decline, affecting earnings by approximately 15 cents per share as compared to 2002. The company anticipates minimal funding requirements in 2003 as total plan assets approximates the projected benefit obligation.

Energy East provides information on earnings exclusive of nonrecurring items because it believes this information may be helpful to investors in assessing the company's results of ongoing operations. Energy East cautions investors that its view of nonrecurring items may differ from that of other companies and earnings exclusive of nonrecurring items should not be used as a surrogate for reported earnings prepared in accordance with generally accepted accounting principles.

Preliminary Consolidated Statements of Income and Energy Delivery Statistics are presented on the next page.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve 3 million customers (1.8 million electricity, 900,000 natural gas and 300,000 other retail energy customers) throughout upstate New York and New England.
Contact:	Fausto Gentile
Manager, Investor Relations
(607) 347-2561

Energy East Corporation
Consolidated Statements of Income - (Preliminary- subject to annual audit)
	Three Months		Twelve Months

Periods Ended December 31	2002	2001	2002	2001

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$1,249,277	$840,790	$4,008,918	$3,759,787
Operating Expenses
Electricity purchased and fuel used in generation	314,944	282,733	1,276,087	1,334,507
Natural gas purchased	224,378	105,780	603,258	694,038
Gasoline, propane and oil purchased	73,567	783	143,770	3,688
Other operating expenses	234,924	144,061	713,384	566,498
Maintenance	53,078	36,681	162,122	139,395
Depreciation and amortization	76,490	50,801	246,996	204,281
Other taxes	72,998	42,599	230,558	192,772
Restructuring expenses	40,567	-	40,567	-
Gain on sale of generation assets	-	(84,083)	-	(84,083)
Deferral of asset sale gain	-	71,803	-	71,803

Total Operating Expenses	1,090,946	651,158	3,416,742	3,122,899

Operating Income	158,331	189,632	592,176	636,888
Writedown of Investment	-	-	12,209	78,422
Other (Income)	(4,081)	(10,053)	(26,883)	(35,257)
Other Deductions	4,047	8,953	29,847	20,216
Interest Charges, Net	77,165	52,296	257,747	217,066
Preferred Stock Dividends of Subsidiaries	8,576	7,665	32,129	14,455

Income Before Income Taxes	72,624	130,771	287,127	341,986
Income Taxes	18,656	64,282	98,524	154,379

Net Income	$53,968	$66,489	$188,603	$187,607

Earnings Per Share, basic and diluted	$.37	$.57	$1.44	$1.61

Dividends Paid Per Share	$.24	$.23	$.96	$.92

Average Common Shares Outstanding	144,849	116,623	131,117	116,708

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended December 31	2002	2001	2002	2001

(Thousands)
Electricity (thousands of megawatt-hours)
Residential	2,842	2,071	10,226	8,594
Commercial	2,256	1,578	8,019	6,527
Industrial	1,856	1,611	6,694	6,525
Other	570	409	1,930	1,592

Total retail	7,524	5,669	26,869	23,238
Wholesale	1,390	1,372	5,330	6,048

Total	8,914	7,041	32,199	29,286

Natural Gas (thousands of dekatherms)
Residential	25,956	14,093	62,748	52,846
Commercial	7,390	5,300	21,190	20,699
Industrial	1,060	753	2,934	2,847
Other	4,638	4,214	14,507	12,726
Transportation of customer-owned gas	26,497	18,086	80,480	58,882

Total retail	65,541	42,446	181,859	148,000
Wholesale	1,712	2,249	7,074	9,298

Total	67,253	44,695	188,933	157,298